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                                                                    EXHIBIT 5.1

                               HADDAN & ZEPFEL LLP
                       500 Newport Center Drive, Suite 580
                             Newport Beach, CA 92660

                                 February 13, 2004

International Scripophily Exchange
500 Newport Center Drive
Suite 580
Newport Beach, CA 92660

Dear Sirs:

         You have requested our opinion with respect to certain matters in connection with the filing by International Scripophily Exchange (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 4,025,000 shares of the Company's Common Stock, par value $ .001 per share (the "Shares").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Articles of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         We have examined applicable provisions of Nevada Law, including the Nevada Constitution, the Nevada General Corporation Law, and reported judicial decisions interpreting those laws.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company under the laws of the State of Nevada.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Haddan & Zepfel LLP
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                                                      Haddan & Zepfel LLP